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                                                                   EXHIBIT 99



[PPG logo]
                                                    PPG Industries, Inc.
NEWS                                                One PPG Place
                                                    Pittsburgh, Pa. 15272 USA
                                                    www.ppg.com

                                                    CONTACT:
                                                    Jeff Worden
                                                    412-434-3046

                                                    INVESTORS:
                                                    Douglas B. Atkinson
                                                    412-434-2120


BUNCH ELECTED TO PPG INDUSTRIES BOARD

PITTSBURGH, July 18, 2002 -- Directors of PPG Industries today elected Charles
E. Bunch a member of the company's board.

Bunch, 52, became president and chief operating officer of PPG earlier this month. Previously, he was executive vice president, coatings, and senior vice president, strategic planning and corporate services, for PPG.

Bunch joined the company in 1979 as an assistant to the corporate controller, holding accounting and financial analyst assignments at glass plants in Indiana and Alabama. In 1982 he was appointed manager of European financial analysis in Paris.

He was named manager of European flat glass and commercial products in 1985, and the following year became managing director of PPG's Italian glass subsidiary.

He returned to Pittsburgh in 1987 as corporate director of distribution and then assumed additional responsibility for purchasing. He was named general manager of architectural coatings in 1992, vice president of that unit in 1994, and vice president, fiber glass, in 1995. He was elected senior vice president in 1997 and executive vice president in early 2000.

Founded in 1883, Pittsburgh-based PPG is a global supplier of coatings, glass, fiber glass and chemicals, with 120 manufacturing locations and equity affiliates in 24 countries. Sales in 2001 were $8.2 billion.